Exhibit 99.1

Chimera Investment Corporation Announces Delay in 2012 Form 10-K

NEW YORK--(BUSINESS WIRE)--March 20, 2013--Chimera Investment Corporation (NYSE: CIM) today announced that the filing of Form 10-K for the year ended December 31, 2012 will be delayed beyond the Form 12b-25 extended due date. The Company continues to work diligently to complete the ongoing work on becoming current on all of its filings required under applicable securities laws. The Company expects to file its Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2012 by May 7, 2013, and all subsequent unfiled Quarterly Reports and the 2012 Form 10-K will be filed as soon as practicable.

Chimera Investment Corporation invests in residential mortgage loans, residential mortgage-backed securities, real estate-related securities and various other asset classes. The Company’s principal business objective is to generate income from the spread between yields on its investments and its cost of borrowing and hedging activities. The Company is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”).

This news release contains or incorporates by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Forward-looking statements which are based on various assumptions (some of which are beyond the Company’s control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “would,” “will” or similar expressions, or variations on those terms or the negative of those terms. The Company’s forward-looking statements are subject to numerous risks, uncertainties and other factors, including the impact of the transition to a new independent registered public accounting firm and the Company’s ability to timely complete the process necessary to file its quarterly and annual reports for the quarters and year subsequent to December 31, 2011. The Company does not undertake, and specifically disclaims all obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, see “Item 1A — Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011.

CONTACT:
Chimera Investment Corporation
Investor Relations, 646-454-3759
www.chimerareit.com